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                                                                     Exhibit 5.2

                                                       Borden Ladner Gervais LLP
                                            Lawyers - Patent & Trade-mark Agents
                                                          1200 Waterfront Centre
                                              200 Burrard Street, P.O. Box 48600
                                                 Vancouver, B.C., Canada V7X 1T2
                                       tel: (604) 687-5744   fax: (604) 687-1415
                                                               www.blgcanada.com

(BORDEN LADNER GERVAIS LOGO)

                                                                   June 28, 2006

Ainsworth Lumber Co. Ltd.
Suite 3194, Bentall 4
1055 Dunsmuir Street
Vancouver, British Columbia V7X 1L3

Dear Sirs/Mesdames:

                            AINSWORTH LUMBER CO. LTD.
 OFFERING OF US$75,000,000 PRINCIPAL AMOUNT SENIOR FLOATING RATE NOTES DUE 2013

          We have acted as Canadian counsel to Ainsworth Lumber Co. Ltd. (the "COMPANY") in connection with the offering and sale by the Company of US$75,000,000 aggregate principal amount of Senior Floating Rate Notes due 2013 (the "EXCHANGE NOTES") and Ainsworth Engineered Canada Limited Partnership (the "GUARANTOR") in connection with the full and unconditional guarantee by the Guarantor of the Exchange Notes (the "GUARANTEE"). The Exchange Notes are being issued pursuant to an exchange offer (the "EXCHANGE OFFER") in exchange for a like principal amount of issued and outstanding Senior Floating Rate Notes due 2013 (the "ORIGINAL NOTES"). The Original Notes were, and the Exchange Notes will be, issued under the provisions of an indenture (the "INDENTURE") among the Company, Ainsworth Engineered Corp., Ainsworth Engineered (USA), LLC, Ainsworth Corp. and the Guarantor, and The Bank of New York, dated as of April 18, 2006, as contemplated by the Exchange and Registration Rights Agreement, dated as of April 18, 2006, by and among the Company, Ainsworth Engineered Corp., Ainsworth Engineered (USA), LLC, Ainsworth Corp. and the Guarantor, and Deutsche Bank Securities Inc. as initial purchaser of the Original Notes.

          This opinion is being furnished in accordance with item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          We have made, or caused to be made, such searches and investigations, considered such matters of law and reviewed such other documents and instruments as we have considered relevant and necessary for the purpose of this opinion.

          We have assumed:

     (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as photostatic copies, facsimile transmissions or electronic correspondence;

     (b) the due and valid execution and delivery of all agreements by the parties thereto, other than the Company and the Guarantor, as legal, valid and binding obligations of those parties;

               CALGARY - MONTREAL - OTTAWA - TORONTO - VANCOUVER

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     (c)  the accuracy and completeness of the records maintained by any office of public record and of all representations, statements and other matters of fact set out or referred to in certificates or documents received from such offices of public record; and

     (d) the accuracy of the result of any printed or electronic search of any office of public record and that the information contained therein continues to be accurate as of the date hereof.

          We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions. As to the various questions of fact relevant to this opinion, information with respect to which is in the possession of the Company, the Guarantor or other corporations or persons, we have relied upon certificates, reports, opinions or representations of or by an officer or officers of the Company, the Guarantor or such other corporations or persons, as the case may be.

          We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter expressed are confined to, the laws of the Province of British Columbia (the "PROVINCE") and the federal laws of Canada applicable in the Province (together, the "LAWS"). The opinions expressed herein are given on the basis of the Laws as they exist on the date hereof. We assume no responsibility to update our opinions if the Laws are, subsequent to the date hereof, amended, revoked, revised or supplemented in any way which impacts on the opinions contained herein.

          Based upon and relying upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

     (i) The Indenture has been duly authorized, executed and delivered by the Company and the Guarantor.

     (ii) The Company, in its capacity as general partner of the Guarantor, has the requisite power and authority to execute and deliver the Guarantee on behalf of the Guarantor, and the Guarantor has the requisite power and authority to perform its obligations thereunder.

     (iii) The execution and delivery of the Guarantee by the Company (in its capacity as general partner of the Guarantor) on behalf of the Guarantor and the performance of the Guarantor's obligations thereunder, have been duly authorized by the Guarantor.

     (iv) The Guarantee has been duly executed and delivered by the Company (in its capacity as general partner of the Guarantor).

     (v) The Company has the requisite power and authority to execute and deliver the Exchange Notes and perform its obligations thereunder.

     (vi) The execution and delivery of the Exchange Notes by the Company and the performance of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of the Company.


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     (vii) A British Columbia court of competent jurisdiction (a "BRITISH
          COLUMBIA COURT") would give effect to the choice of law of the State of New York ("NEW YORK LAW") as the proper law governing the Indenture, the Exchange Notes and the Guarantee, provided that (a) that choice was bona fide and legal, that is either there is a connection between New York and the transaction or the parties did not choose New York law to avoid the application of the law of another jurisdiction with which the transaction has the closest connection;
          (b) that choice was not contrary to British Columbia's public policy, that is to its essential public or moral interest ("BRITISH COLUMBIA PUBLIC POLICY"); and (c) the British Columbia legislature has not enacted substantive law which is to apply to the particular situation before the court; and provided that the British Columbia Court would apply British Columbia procedural law in any proceeding arising from the agreements; and we are not aware of any reasons under the Laws that a British Columbia Court would not give effect to the choice of New York law to govern the Indenture, the Exchange Notes and the Guarantee.

     (viii) If the Indenture, the Exchange Notes and the Guarantee were sought to be enforced in a British Columbia Court, a British Columbia Court would retain discretion to decline to hear such action if British Columbia were not the most appropriate forum to hear such an action.

     (ix) The laws of the province of British Columbia would permit a common law action to be brought in the Supreme Court of British Columbia on a final, conclusive, subsisting, unsatisfied, in personam, civil judgment of a New York Court for a sum certain, that is not impeachable as void or voidable under New York law, within six years of that judgment. In such an action the Court would not consider the merits of the New York proceeding. Provided that the judgment creditor proved on a balance of probabilities that:

          (a) the New York Court had jurisdiction under New York law to deal with the New York proceeding and to require the judgment debtor to appear before it;

          (b) either there was a real and substantial connection between the parties, the cause of action and New York or the judgment debtor had attorned to the jurisdiction of the New York Court (and submission by the Company to the jurisdiction of the New York Court in the Indenture would be sufficient for that purpose); and

          (c) the New York Court had granted the New York judgment in the judgment creditor's favor,

          the Court would grant judgment enforcing the New York judgment unless the judgment debtor proved on a balance of probabilities that:

          (a) the judgment creditor had committed a fraud on the New York Court leading to its concluding it had jurisdiction under New York law when it did not;

          (b) there were new facts, which the judgment debtor could not previously have discovered exercising due diligence, suggesting the judgment creditor had obtained the New York judgment by fraud going to its merits;


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          (c)  the New York judgment was obtained by a breach of Canadian principles of natural justice with respect to the New York Court's procedure;

          (d) the New York judgment was contrary to British Columbia Public Policy, or constituted, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; or

          (e)  there was a manifest error on the face of the New York judgment.

          The Supreme Court of British Columbia would apply British Columbia law with respect to the procedures for the enforcement of the New York judgment. The Court's judgment would be in Canadian dollars converted from the currency of the New York judgment at the rate of exchange applicable on a conversion date which would be in the discretion of the Court, unless the Court considered that the judgment creditor would be most truly and exactly compensated if all or part of the money payable under the judgment were measured in the currency of the original judgment, in which case the Court would give judgment for the amount of Canadian dollars necessary to purchase the equivalent amount of the currency of the original judgment at a British Columbia chartered bank on the last banking day before the judgment debtor paid the amount of the judgment to the judgment creditor. If the New York judgment included an interest component it would be included in the principal amount of the British Columbia judgment, with interest accruing on the total from the date of the British Columbia judgment at the British Columbia post-judgment interest rate, which is now 5.00%, unless the Court considered that the judgment creditor would be most truly and exactly compensated if all or part of the money payable under the judgment were measured in the currency of the original judgment, in which case interest would accrue at the original jurisdiction's interest rate most closely analogous to the British Columbia prime lending rate of banks to governments.

     (x) We have no reason to believe that courts of British Columbia would consider the enforcement of a judgment given by a court of competent jurisdiction for payment of principal, interest and premium, if any, under the Exchange Notes to be inconsistent with British Columbia Public Policy or constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws.

          Our opinions expressed herein are subject to the following qualifications:

     (i) the enforceability of any agreement may be limited by bankruptcy, reorganization, winding-up, insolvency, moratorium, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditor's rights;

     (ii) no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

     (iii) no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

     (iv) no opinion is given with respect to rights to indemnity and contribution;


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     (v)  the enforceability of the obligations of a party under any agreement is subject to general principles of equity, including, without limitation:

          (a) concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

          (b) the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

          (c) the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgments;

          (d) the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence; and

          (e) the discretion of a court with respect to the enforcement of provisions in an agreement to the effect that certain factual or legal determinations, calculations or certificates will be conclusive and binding;

     (vi) a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

     (vii) the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

     (viii) the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "COMMISSION") as an exhibit to the registration statement (the "REGISTRATION STATEMENT") filed with the Commission in connection with the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                        Yours truly,


                                        /s/ Borden Ladner Gervais LLP


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